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                                                                     EXHIBIT 2
                                                                EXECUTION COPY

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                             AGREEMENT AND PLAN OF MERGER

                                        Among

                                  SULZER MEDICA LTD,

                     SULZER MEDICA ORTHOPEDICS ACQUISITION CORP.

                                         and

                                   SPINE-TECH, INC.


                            Dated as of December 15, 1997



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                                          i

                                  TABLE OF CONTENTS
                                                                          PAGE
ARTICLE I
    SECTION 1.01.  THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . 2
    SECTION 1.02.  COMPANY ACTION. . . . . . . . . . . . . . . . . . . . . . . 3
ARTICLE II
    SECTION 2.01.  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . 5
    SECTION 2.02.  EFFECTIVE TIME. . . . . . . . . . . . . . . . . . . . . . . 5
    SECTION 2.03.  EFFECT OF THE MERGER. . . . . . . . . . . . . . . . . . . . 5
    SECTION 2.04.  ARTICLES OF INCORPORATION; BY-LAWS. . . . . . . . . . . . . 5
    SECTION 2.05.  DIRECTORS AND OFFICERS. . . . . . . . . . . . . . . . . . . 6
    SECTION 2.06.  CONVERSION OF SECURITIES. . . . . . . . . . . . . . . . . . 6
    SECTION 2.07.  OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    SECTION 2.08.  DISSENTING SHARES . . . . . . . . . . . . . . . . . . . . . 7
    SECTION 2.09.  SURRENDER OF SHARES; STOCK TRANSFER BOOKS . . . . . . . . . 7
ARTICLE III
    SECTION 3.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. . . . . . . . 9
    SECTION 3.02.  ARTICLES OF INCORPORATION; BY-LAWS. . . . . . . . . . . . .10
    SECTION 3.03.  CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . .10
    SECTION 3.04.  AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . . . . . .11
    SECTION 3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS. . . . . . . . .11
    SECTION 3.06.  PERMITS; COMPANY PRODUCTS; REGULATION . . . . . . . . . . .12
    SECTION 3.07.  SEC FILINGS; FINANCIAL STATEMENTS . . . . . . . . . . . . .13
    SECTION 3.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . . . . . .14
    SECTION 3.09.  ABSENCE OF LITIGATION . . . . . . . . . . . . . . . . . . .15
    SECTION 3.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS . . . . . . . . . . .15
    SECTION 3.11.  OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. . . . . .17
    SECTION 3.12.  PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . .18
    SECTION 3.13.  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . .18
    SECTION 3.14.  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . .21
    SECTION 3.15.  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . .22
    SECTION 3.16.  MATERIAL CONTRACTS. . . . . . . . . . . . . . . . . . . . .23
    SECTION 3.17.  EMPLOYEE CONFIDENTIALITY. . . . . . . . . . . . . . . . . .24
    SECTION 3.18.  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . .24
    SECTION 3.19.  FRAUD AND ABUSE . . . . . . . . . . . . . . . . . . . . . .25
    SECTION 3.20.  AMENDMENT TO RIGHTS AGREEMENT . . . . . . . . . . . . . . .26
    SECTION 3.21.  BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . .26
    SECTION 3.22.  NO IMPLIED REPRESENTATION . . . . . . . . . . . . . . . . .26
ARTICLE IV
    SECTION 4.01.  CORPORATE ORGANIZATION. . . . . . . . . . . . . . . . . . .27
    SECTION 4.02.  AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . . . . . .27


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                                       ii

    SECTION 4.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS. . . . . . . . .27
    SECTION 4.04.  OFFER DOCUMENTS; PROXY STATEMENT. . . . . . . . . . . . . .28
    SECTION 4.05.  FINANCING . . . . . . . . . . . . . . . . . . . . . . . . .29
    SECTION 4.06.  INTERIM OPERATIONS OF PURCHASER . . . . . . . . . . . . . .29
    SECTION 4.07.  ABSENCE OF LITIGATION . . . . . . . . . . . . . . . . . . .29
    SECTION 4.08.  OWNERSHIP OF COMPANY CAPITAL STOCK. . . . . . . . . . . . .29
    SECTION 4.09.  BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . .29
    SECTION 4.10.  NO IMPLIED REPRESENTATION . . . . . . . . . . . . . . . . .29
ARTICLE V
    SECTION 5.01.  CONDUCT OF BUSINESS PENDING THE MERGER. . . . . . . . . . .30
ARTICLE VI
    SECTION 6.01.  SHAREHOLDERS' MEETING . . . . . . . . . . . . . . . . . . .32
    SECTION 6.02.  PROXY STATEMENT . . . . . . . . . . . . . . . . . . . . . .32
    SECTION 6.03.  COMPANY BOARD REPRESENTATION; SECTION 14(F) . . . . . . . .33
    SECTION 6.04.  ACCESS TO INFORMATION; CONFIDENTIALITY. . . . . . . . . . .34
    SECTION 6.05.  NO SOLICITATION . . . . . . . . . . . . . . . . . . . . . .34
    SECTION 6.06.  EMPLOYEE STOCK OPTIONS AND OTHER EMPLOYEE BENEFITS
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
    SECTION 6.07.  S&N OPTIONS . . . . . . . . . . . . . . . . . . . . . . . .37
    SECTION 6.08.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND
    INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
    SECTION 6.09.  RIGHTS PLAN . . . . . . . . . . . . . . . . . . . . . . . .38
    SECTION 6.10.  NOTIFICATION OF CERTAIN MATTERS . . . . . . . . . . . . . .39
    SECTION 6.11.  FURTHER ACTION; REASONABLE EFFORTS. . . . . . . . . . . . .39
    SECTION 6.12.  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . .40
    SECTION 6.13.  CONFIDENTIALITY AGREEMENT . . . . . . . . . . . . . . . . .40
ARTICLE VII
    SECTION 7.01.  CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . . . .40
ARTICLE VIII
    SECTION 8.01.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .41
    SECTION 8.02.  EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . .42
    SECTION 8.03.  FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . .42
    SECTION 8.04.  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . .44
    SECTION 8.05.  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . .44
ARTICLE IX
    SECTION 9.01.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
    AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
    SECTION 9.02.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . .44
    SECTION 9.03.  CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . .46
    SECTION 9.04.  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . .48
    SECTION 9.05.  ENTIRE AGREEMENT; ASSIGNMENT. . . . . . . . . . . . . . . .48
    SECTION 9.06.  PARTIES IN INTEREST . . . . . . . . . . . . . . . . . . . .49


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                                       iii

    SECTION 9.07.  SPECIFIC PERFORMANCE. . . . . . . . . . . . . . . . . . . .49
    SECTION 9.08.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . .49
    SECTION 9.09.  HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . .49
    SECTION 9.10.  INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . .49
    SECTION 9.11.  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . .49
    SECTION 9.12.  COMPANY DISCLOSURE SCHEDULE . . . . . . . . . . . . . . . .50


ANNEX A
                              Glossary of Defined Terms


Defined Term                                          Location  of Definition


 Action. . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.09
 acquisition proposal. . . . . . . . . . . . . . . . . . .      Section 6.05(a)
 affiliate . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.03(a)
 Agreement . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
 Articles of Merger. . . . . . . . . . . . . . . . . . . .      Section 2.02
 beneficial owner. . . . . . . . . . . . . . . . . . . . .      Section 9.03(b)
 Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . .      Section 3.05(b)
 Board . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
 business day. . . . . . . . . . . . . . . . . . . . . . .      Section 9.03(c)
 Certificates. . . . . . . . . . . . . . . . . . . . . . .      Section 2.09(b)
 Code. . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.10(a)
 Company . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
 Company Common Stock. . . . . . . . . . . . . . . . . . .      Recitals
 Company Disclosure Schedule . . . . . . . . . . . . . . .      Article III
 Company Options . . . . . . . . . . . . . . . . . . . . .      Section 3.03
 Company Preferred Stock . . . . . . . . . . . . . . . . .      Section 3.03
 Company Rights. . . . . . . . . . . . . . . . . . . . . .      Section 3.03
 Company Stock Plans . . . . . . . . . . . . . . . . . . .      Section 3.03
 Confidentiality Agreement . . . . . . . . . . . . . . . .      Section 6.04(b)
 Constituent Corporations. . . . . . . . . . . . . . . . .      Preamble
 control . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.03(d)
 controlled by . . . . . . . . . . . . . . . . . . . . . .      Section 9.03(d)
 CSFB. . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 4.09
 Current Premiums. . . . . . . . . . . . . . . . . . . . .      Section 6.08(b)
 Dissenting Shares . . . . . . . . . . . . . . . . . . . .      Section 2.08(a)
 Effective Time. . . . . . . . . . . . . . . . . . . . . .      Section 2.02
 Employee Stock Options. . . . . . . . . . . . . . . . . .      Section 6.06(a)


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                                          iv

 Employment Contracts  . . . . . . . . . . . . . . . . . .      Section 6.06(b)
 Environmental Laws. . . . . . . . . . . . . . . . . . . .      Section 3.15(a)
 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.10(a)
 Exchange Act. . . . . . . . . . . . . . . . . . . . . . .      Section 1.02(b)
 Expenses. . . . . . . . . . . . . . . . . . . . . . . . .      Section 8.03(b)
 FDA . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.06(b)
 Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 8.03(a)
 GAAP. . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.07(b)
 Governmental Authority. . . . . . . . . . . . . . . . . .      Section 3.05(b)
 Hazardous Substances. . . . . . . . . . . . . . . . . . .      Section 3.15(a)
 HSR Act . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.05(b)
 Intellectual Property . . . . . . . . . . . . . . . . . .      Section 9.03(e)
 IRS . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.10(a)
 knowledge of the Company  . . . . . . . . . . . . . . . .      Section 9.03(f)
 Law . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.05(a)
 Licensed Intellectual Property. . . . . . . . . . . . . .      Section 9.03(g)
 Marks . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.03(e)
 Material Adverse Effect . . . . . . . . . . . . . . . . .      Section 3.01
 Material Contracts. . . . . . . . . . . . . . . . . . . .      Section 3.16(a)
 Merger. . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
 Merger Consideration. . . . . . . . . . . . . . . . . . .      Section 2.06(a)
 Minimum Condition . . . . . . . . . . . . . . . . . . . .      Section 1.01(a)
 Minnesota Law . . . . . . . . . . . . . . . . . . . . . .      Recitals
 Multiemployer Plan. . . . . . . . . . . . . . . . . . . .      Section 3.10(b)
 Multiple Employer Plan. . . . . . . . . . . . . . . . . .      Section 3.10(b)
 NASD. . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.05(b)
 Offer . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
 Offer Documents . . . . . . . . . . . . . . . . . . . . .      Section 1.01(b)
 Offer to Purchase . . . . . . . . . . . . . . . . . . . .      Section 1.01(b)
 Order . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 6.11(b)
 Owned Intellectual Property . . . . . . . . . . . . . . .      Section 9.03(h)
 Parent. . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
 Paying Agent. . . . . . . . . . . . . . . . . . . . . . .      Section 2.09(a)
 Per Share Amount. . . . . . . . . . . . . . . . . . . . .      Recitals
 Permits . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.06(a)
 person. . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.03(i)
 Piper Jaffray . . . . . . . . . . . . . . . . . . . . . .      Section 1.02(a)
 Plans . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.10(a)
 Products. . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.06(b)
 Proxy Statement . . . . . . . . . . . . . . . . . . . . .      Section  3.11
 Purchaser . . . . . . . . . . . . . . . . . . . . . . . .      Preamble


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                                          v

 Rights Agreement. . . . . . . . . . . . . . . . . . . . .      Section  3.03
 Schedule 14D-9. . . . . . . . . . . . . . . . . . . . . .      Section 1.02(b)
 Schedule 14D-1. . . . . . . . . . . . . . . . . . . . . .      Section 1.01(b)
 SEC . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.01(a)
 SEC Reports . . . . . . . . . . . . . . . . . . . . . . .      Section 3.07(a)
 Securities Act. . . . . . . . . . . . . . . . . . . . . .      Section 3.07(a)
 Shares. . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
 Shareholders' Meeting . . . . . . . . . . . . . . . . . .      Section 6.01(a)
 S&N . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.03
 S&N Options . . . . . . . . . . . . . . . . . . . . . . .      Section 6.07(a)
 subsidiary. . . . . . . . . . . . . . . . . . . . . . . .      Section 9.03(j)
 Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .      Section 3.01
 Superior Proposal . . . . . . . . . . . . . . . . . . . .      Section 6.05(b)
 Surviving Corporation . . . . . . . . . . . . . . . . . .      Section 2.01
 Tax/Taxes . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.14(b)
 Tax Return. . . . . . . . . . . . . . . . . . . . . . . .      Section 3.14(c)
 Transactions. . . . . . . . . . . . . . . . . . . . . . .      Section 3.04
 under common control with . . . . . . . . . . . . . . . .      Section 9.03(d)
 WARN. . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.10(f)

         AGREEMENT AND PLAN OF MERGER, dated as of December 15, 1997 (this "AGREEMENT"), among SULZER MEDICA LTD, a corporation organized under the laws of Switzerland ("PARENT"), SULZER MEDICA ORTHOPEDICS ACQUISITION CORP., a Minnesota corporation and an indirect wholly owned subsidiary of Parent ("PURCHASER"), and SPINE-TECH, INC., a Minnesota corporation (the "COMPANY") (Purchaser and the Company being sometimes hereinafter referred to as the "CONSTITUENT CORPORATIONS").

         WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, it is proposed that Purchaser shall make a cash tender offer (as it may be amended from time to time as permitted hereunder, the "OFFER") to acquire all of the issued and outstanding shares of common stock, $0.01 par value, of the Company ("COMPANY COMMON STOCK") (such shares of Company Common Stock, including the Company Rights (as defined in Section 3.03) associated with such shares, being hereinafter collectively referred to herein as "SHARES") for $52.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "PER SHARE AMOUNT") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

         WHEREAS, the Board of Directors of the Company (the "BOARD") has unanimously consented to the making of the Offer by Purchaser and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer;

         WHEREAS, the Boards of Directors of Parent (on its own behalf and as the sole shareholder of Purchaser), Purchaser and the Company have each approved this Agreement and the merger (the "MERGER") of Purchaser with and into the Company in accordance with the Minnesota Business Corporation Act (the "MINNESOTA LAW") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


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                                          2

                                      ARTICLE I

                                      THE OFFER

         SECTION 1.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be existing (and shall not have been waived by Purchaser), Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "MINIMUM CONDITION") that a number of Shares that, when added to the Shares already owned by Parent, shall constitute at least a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any outstanding convertible securities or upon the exercise of any outstanding options, warrants or rights (other than the Company Rights)) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction or waiver of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that no change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, modifies the conditions to the Offer set forth in Annex A hereto or imposes conditions to the Offer other than those set forth in Annex A hereto or, except as provided in the next sentence, extends the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 5 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80 percent or more, but less than 90 percent, of the outstanding Shares. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall, and Parent shall cause Purchaser to, promptly after expiration of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn.

         (b) As promptly as practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on
Schedule 14D-1 (together with


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                                          4

all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being, collectively, the "OFFER DOCUMENTS"). Purchaser shall disseminate the Offer to Purchase, the related letter of transmittal and other Offer Documents to the extent required by applicable federal securities laws. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

         (c) Purchaser and Parent will file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes.

         SECTION 1.02.  COMPANY ACTION.  (a)  The Company hereby consents to the Offer and represents that (i) the Board, at a meeting duly called and held on December 15, 1997, and a special committee of the Board, formed in accordance with Section 302A.673 of the Minnesota Law, at a meeting duly called and held on December 15, 1997, have, in each case, unanimously (A) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders, (B) approved this Agreement, the Merger, the Offer and the other transactions contemplated hereby and (C) resolved to recommend that the shareholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Piper Jaffray Inc. ("PIPER JAFFRAY") has delivered to the Board its opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of
view.   The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence unless the Board shall determine in good faith that it is necessary to withdraw such recommendation in accordance with its fiduciary duties to the Company and its shareholders after consultation with its outside legal counsel..

         (b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendation of the Board described in Section 1.02(a), unless the

Board determines in good faith in accordance with Section 6.05(b) an alternative recommendation to be necessary in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel. The Company shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any other applicable federal securities laws. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws. Each of the Company, Parent and Purchaser agrees to correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

         (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall, and each of Parent and Purchaser shall cause its affiliates, associates, agents, representatives and advisors to, hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01 or if the Offer is otherwise terminated, shall promptly deliver to the Company all copies (whether in human or machine readable form) of such information and any information derived therefrom then in their possession or the possession of their agents and representatives.

                                      ARTICLE II

                                      THE MERGER

         SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Minnesota Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

         SECTION 2.02. EFFECTIVE TIME. As promptly as practicable, but not later than three business days, after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Minnesota, in such form as is required by, and executed by the party or parties required to execute the Articles of Merger in accordance with the relevant provisions of, the Minnesota Law (the date and time of such filing being the "EFFECTIVE TIME").

         SECTION 2.03. EFFECT OF THE MERGER. At the Effective Time, the Merger shall have the effect provided in the applicable provisions of the Minnesota Law.

         SECTION 2.04. ARTICLES OF INCORPORATION; BY-LAWS. (a) At the Effective Time the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, (in the form attached as Exhibit I) shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; PROVIDED, HOWEVER, that, at the Effective Time, by virtue of the Merger and this Agreement and without any further action by the Constituent Corporations,
Article I of the Articles of Incorporation shall be amended to read as follows:
"The name of the corporation is Spine-Tech, Inc."

         (b) The By-laws of Purchaser, as in effect immediately prior to the Effective Time, by virtue of the Merger and this Agreement and without any further action by the Constituent Corporations, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

         SECTION 2.05. DIRECTORS AND OFFICERS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and the Minnesota Law, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and the Minnesota Law.

         SECTION 2.06. CONVERSION OF SECURITIES. The manner and basis of converting the shares of stock of each of the Constituent Corporations is hereinafter set forth in this Section 2.06. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, the Company or the holders of any of the following securities:

              (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be converted automatically into the right to receive the Per Share Amount in cash (the "MERGER CONSIDERATION"), prorated for fractional shares, payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share and all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled;

              (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

              (c) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         SECTION 2.07. OPTIONS. All outstanding Employee Stock Options (as defined in Section 6.06(a)) and S&N Options (as defined in Section 6.07(a)) will be cancelled immediately prior to the Effective Time and, in consideration of such cancellation, the Company will, and Parent agrees to cause the Company to, pay each holder of an Employee Stock Option or S&N Option, as the case may be, the cash amount determined in accordance with Section 6.06(a) or Section 6.07(a), respectively.

         SECTION 2.08. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held of record or beneficially owned by persons who shall not have voted such Shares in favor of the Merger and who shall have properly exercised dissenters' rights with respect to such Shares in accordance with Sections 302A.471 and 302A.473 of the Minnesota Law (collectively, the "DISSENTING SHARES") shall not be converted into the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair value of such Shares held by them in accordance with the provisions of such Section 302A.473, except that all Dissenting Shares held of record or beneficially owned by persons who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters' rights to such Shares under such Section 302A.473 shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

         (b) The Company shall give Parent (i) prompt notice of any notice of intent to demand the fair value of any Shares received by the Company pursuant to Section 302A.473 of the Minnesota Law, withdrawals of such notices, and any other instruments served pursuant to the Minnesota Law and received by the Company with respect to Dissenting Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters' rights under the Minnesota Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to the exercise of dissenters' rights or offer to settle or settle any such rights.

         SECTION 2.09. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company located in the United States having capital surplus and undivided profits exceeding $500,000,000 to act as agent (the "PAYING AGENT") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a): (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as reasonably may be required pursuant to such instructions, the holder of such Certificate shall be entitled promptly to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

         (c) In the event any Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under
Section 2.09(b) hereof but for failure to deliver such Certificate or Certificates to the Paying Agent shall nevertheless be paid to such person; PROVIDED, HOWEVER, that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Corporation a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and, if reasonably deemed advisable by the Surviving Corporation, a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation or Parent with respect to the Certificate or Certificates alleged to have been lost, stolen or destroyed.

         (d) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them, and Parent and the Surviving Corporation jointly and severally agree to be liable for payments required to be made before or after the expiration of such six month period under Section 2.06(a) hereof or Section 302A.473 of the Minnesota Law. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

         (e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.


                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), which shall identify exceptions by specific Section references, or as otherwise described in the SEC Reports (as hereinafter defined) filed prior the date of this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its two direct, wholly owned subsidiaries, Spine-Tech FSC Inc., a corporation organized under the laws of Barbados and Spine-Tech Surgical Inc., a Minnesota corporation (the "SUBSIDIARIES"), is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and the Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing which would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or the Subsidiaries, the term "MATERIAL ADVERSE EFFECT" means any circumstance, change in or effect on the Company or any Subsidiary that is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations, assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries, taken as a whole. Other than the Subsidiaries, there are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

         SECTION 3.02. ARTICLES OF INCORPORATION; BY-LAWS. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-laws (or equivalent organizational documents), each as amended to date, of each of the Company and the Subsidiaries. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor the Subsidiaries is in violation of any of the provisions of their respective Articles of Incorporation or By-laws (or equivalent organizational documents).


         SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock ("COMPANY PREFERRED STOCK"), of which 300,000 shares have been designated Series A Junior Participating Preferred Stock, $.01 par value per share. As of the date hereof, (i) 10,323,730 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable,
(ii) no Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, and (iv) 2,233,331 Shares are reserved for future issuance pursuant to employee and other stock options (the "COMPANY OPTIONS") granted under the Company's 1996 Omnibus Stock Plan, 1996 Employee Stock Purchase Plan, 1994 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan and 1991 Stock Option Plan (collectively, the "COMPANY STOCK PLANS") and to Smith & Nephew Richards Inc. ("S&N"). The number and exercise prices of such options are set forth on Section 3.03 of the Company Disclosure Schedule. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except for (i) Company Options, and (ii) the preferred share purchase rights (the "COMPANY RIGHTS") issued pursuant to the Rights Agreement, dated as of August 21, 1996 (the "RIGHTS AGREEMENT"), between the Company and Norwest Bank Minnesota, N.A., as rights agent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or such Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary. Each outstanding share of capital stock of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to any person outside the ordinary course of business consistent with past practice, or to make any investment (in the form of a loan or capital contribution) in any other person.

         SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to approval by the holders of the Shares at the Shareholders' Meeting (as hereinafter defined) if so required by law with respect to its obligations to consummate the Merger, to consummate the transactions contemplated hereby (the "TRANSACTIONS"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate articles of merger as required by the Minnesota Law). As an amplification and not in limitation of the immediately preceding sentence, a special committee of the Board formed pursuant to Section 302A.673 of the Minnesota Law has taken all actions required to render inapplicable to the Transactions the restrictions on business combinations contained in Section 302A.671 and Section 302A.673 of the Minnesota Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company.


         SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws of the Company or equivalent organizational documents of the Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been made and all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("LAW") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit (as hereinafter defined) or other instrument or agreement, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic (local, state or federal) or foreign ("GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("BLUE SKY LAWS"), the National Association of Securities Dealers ("NASD"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and filing and recordation of appropriate articles of merger as required by the Minnesota Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.06. PERMITS; COMPANY PRODUCTS; REGULATION. (a) Each of the Company and each Subsidiary are in possession of all franchises, grants, authorizations, clearances, licenses, registrations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or each Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect. A list of the material Permits is set forth in
Section 3.06(a) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) the Foreign Corrupt Practices Act of 1977, as amended, (ii) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) any Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as would not have a Material Adverse Effect, since January 1, 1992, there have been no written notices, citations or decisions by any Governmental Authority that any product produced, manufactured or marketed at any time by the Company (the "PRODUCTS") is defective or fails to meet any applicable standards promulgated by such Governmental Authority, and the Company does not know of any such defect or failure. Except as would not have a Material Adverse Effect, the Company has complied with the Law, policies, procedures and specifications applicable to the Company with respect to the design, manufacture, labelling, testing and inspection of Products in the United States and the operation of manufacturing facilities in the United States promulgated by the Food and Drug Administration ("FDA"), and has complied with the Law, policies, procedures and specifications applicable to the Company in any jurisdiction outside the United States with respect to the design, manufacture, labelling, testing and inspection of Products and the operation of manufacturing facilities outside of the United States. Since January 1, 1992, there have been no recalls, field notifications or seizures ordered or, to the knowledge of the Company, threatened by any Governmental Authority with respect to any of the Products that would, individually or in the aggregate, have a Material Adverse Effect, and the Company has not independently engaged in such recalls or field notifications. The Company has not received any warning letter or Section 305 notices from the FDA.

         (c) The Company has obtained, in all countries where the Company is marketing or has marketed its Products, all applicable Permits required to be obtained by it by Governmental Authorities (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products that are currently marketed by the Company or its affiliates, except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.06(c)(i) of the Company Disclosure Schedule sets forth a list of all licenses, registrations, approvals, permits and device listings. Section 3.06(c)(ii) of the Company Disclosure Schedule sets forth a description of all Company inspections by regulatory authorities, recalls, product actions and audits since January 1, 1992 and a description of ongoing clinical studies.

         SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since June 22, 1995 through the date of this Agreement (collectively, the "SEC REPORTS"). The SEC Reports (i) at the time of their filing complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the applicable rules and regulations thereunder and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Subsidiaries are not required to file any form, report or other document with the SEC.

         (b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries, if any, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and except that the unaudited financial statements do not contain all of the footnote disclosures required by
GAAP).

         (c) Neither the Company nor any Subsidiary has any liability of any nature (whether accrued, absolute, contingent or otherwise), except (i) liabilities and obligations disclosed pursuant to any other representation or warranty set forth in this Agreement, (ii) debts, liabilities and obligations set forth in the Company Disclosure Schedule or which, because of the exceptions set forth in the other representations and warranties contained in this Agreement, are not required to be disclosed in the Company Disclosure Schedule in order to avoid a breach of any other representation or warranty contained in this Agreement, (iii) liabilities and obligations disclosed in any SEC Report prior to the date hereof, including any Form 10-Q filed since December 31, 1996, and (iv) other liabilities and obligations which, after giving effect to the proceeds reasonably expected to be received from any insurance coverage, would not, individually or in the aggregate, have a Material Adverse Effect.

         (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as contemplated by or as disclosed in this Agreement or as disclosed in any SEC Report filed since December 31, 1996, the Company and the Subsidiary have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(a), after giving effect to the proceeds reasonably expected to be received from any insurance coverage, any Material Adverse Effect, (b) any material change by the Company in its accounting methods, principles or practices, including without limitation, those used in the calculation of contractual adjustments or bad debts, (c) any revaluation by the Company of any material assets (including, without limitation, any writing down of the value of inventory or writing off of accounts receivable), other than in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the Shares or any redemption, purchase or other acquisition of any of its securities or (e) any increase in, or establishment or modification of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or employees of the Company or any Subsidiary, except increases in the salaries of employees who are not officers, payment of profit sharing and bonuses, and granting of stock options to employees who are not officers in the ordinary course of business consistent with past practice.

         SECTION 3.09. ABSENCE OF LITIGATION. There is no litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Authority, which (i) individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect or
(ii) as of the date of this Agreement, seeks to delay or prevent the consummation of any Transaction. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or arbitrator having, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.  (a)
Section 3.10 of the Company Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the "PLANS"). Each Plan is in writing and the Company has previously furnished or made available to Parent a true and complete copy of each Plan and a true and complete copy of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "CODE").

         (b)  None of the Plans is a multiemployer plan, within the meaning of
Section 3(37) or 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Plans is a "defined benefit plan" within the meaning of Section 3(35) of ERISA. Except as disclosed in Section 3.10 of the Company Disclosure Schedule, none of the Plans
(i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits as a result of any Transaction or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under
Section 4999 of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary, except for continued healthcare coverage under COBRA.

         (c) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. No fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS that could adversely affect such qualified or exempt status.

         (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists which could give rise to any such liability. Neither the Company nor any Subsidiary has incurred any liability under, or by operation of, Title IV of ERISA and no fact or event exists which could give rise to any such liability.

         (e) Each Plan is now and has been operated in all respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and the Subsidiaries have performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, any Plan. The audited balance sheet of the Company dated December 31, 1996 reflects an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans.

         (f) Neither the Company nor any Subsidiary has incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time.

         (g) (i) There are no claims or actions pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies have a Material Adverse Effect;
(ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

         SECTION 3.11. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the
Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting (as hereinafter defined) nor the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or shall, at the time of the Shareholders' Meeting or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements therein based on information supplied by Parent or Purchaser or any of their representatives which is contained in the Schedule 14D-9, the Offer Documents, the Proxy Statement or any amendment or supplement thereto. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

         SECTION 3.12. PROPERTY. The Company and the Subsidiary have sufficient title to, or right to use, all their tangible properties and assets necessary to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not interfere with the current use of such property or asset in such a manner as to have a Material Adverse Effect.

         SECTION 3.13. INTELLECTUAL PROPERTY. (a) Section 3.13(a)(i) of the Company Disclosure Schedule sets forth a true and complete list and a brief description of all patents, registered trademarks, registered service marks and registered copyrights, and all applications therefor, constituting Owned Intellectual Property (including a complete identification of each patent and patent application and each registration, certificate or application for registration thereof, of all Owned Intellectual Property, and for all such Owned Intellectual Property used by the Company or any Subsidiary in connection with the development, manufacture, testing, or production of products, or otherwise used, held or intended to be used in the business of the Company or any Subsidiary, also lists the name and title of the person or persons responsible for the creation thereof) and Section 3.13(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list and a brief description, including a description of any license, franchise or sublicense thereof, of all Licensed Intellectual Property, except customary non-negotiated licenses by the Company as licensee of computer software. For each registration, certificate or patent or application for registration or patent listed in Section 3.13(a)(i) of the Company Disclosure Schedule held by assignment, the assignment has been lawfully obtained and has been duly recorded with the state or national patent or trademark office (or such other Governmental Authority as may be necessary under any law) from which the original patent, certificate or registration issued or before which the patent application or application for registration is pending. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the rights of the Company or any Subsidiary, as the case may be, in or to the Owned Intellectual Property set forth on Section 3.13(a)(i) of the Company Disclosure Schedule are held exclusively by the Company or such Subsidiary, do not conflict with the rights of any other person or entity, and neither the Company nor any such Subsidiary has received any claim or written notice from any person or entity to such effect.

         (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all the Owned Intellectual Property is owned by the Company or any Subsidiary, free and clear of any encumbrance, (ii) no existing product of the Company or any Subsidiary or any product of the Company or any Subsidiary currently in development is being provided, manufactured, sold or developed in violation of any patents or trademarks, or any other rights of any person or entity, and (iii) no Actions have been made or asserted or are pending (nor, to the knowledge of the Company, has any such Action been threatened) against the Company or any Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property or the Licensed Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by the Company or any Subsidiary are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any person or entity. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, no person or entity is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or, except with respect to customary non-negotiated licenses by the Company as licensee of computer software, the Licensed Intellectual Property or that infringe upon the Owned Intellectual Property or, except with respect to customary non-negotiated licenses by the Company as licensee of computer software, the Licensed Intellectual Property or upon the rights of the Company or any Subsidiary therein. Neither the Company nor any Subsidiary has granted any license or other right to any other person or entity with respect to the Owned Intellectual Property or the Licensed Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the consummation of the Transactions will not result in the termination or impairment of any of the Owned Intellectual Property or the Licensed Intellectual Property.

         (c) To the knowledge of the Company, with respect to all Licensed Intellectual Property and Owned Intellectual Property, the registered user provisions of all countries in which the Company or any Subsidiary has obtained a registered trademark requiring such registrations have been or are in the process of being complied with in all material respects.

         (d) The Company has delivered or made available to Parent correct and complete copies of all licenses, franchises and sublicenses for Licensed Intellectual Property set forth in Section 3.13(a)(ii) of the Company Disclosure Schedule and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such licenses and sublicenses:

         (i) such license, franchise or sublicense, together with all ancillary documents delivered pursuant to the first sentence of this
    Section 3.13(d), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

         (ii) such license, franchise or sublicense will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under such license, franchise or sublicense;

         (iii)with respect to each such license or sublicense, except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) neither the Company nor any Subsidiary has received any notice of termination or cancellation under such license or sublicense and no licensor or sublicensor has any right of termination or cancellation under such license or sublicense prior to the expiration of its term except in connection with the default of the Company or any Subsidiary thereunder or pursuant to applicable Laws relating to bankruptcy or reorganization, (B) neither the Company nor any Subsidiary has received any notice of a breach or default under such license or sublicense, which breach or default has not been cured, and (C) neither the Company nor any Subsidiary has granted to any other person or entity any rights, adverse or otherwise, under such license or sublicense; and

         (iv) except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company, any Subsidiary and, to the knowledge of the Company, any other party to such license or sublicense is in breach or default of such license or sublicense; and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense by any party thereto (other than the Company or any Subsidiary).

         (e) The Owned Intellectual Property and the Licensed Intellectual Property constitutes all Intellectual Property necessary in the conduct of the business of the Company and the Subsidiaries, and there are no other items of Intellectual Property that are material to the Company, the Subsidiaries or their businesses.

         SECTION 3.14. TAXES. (a) The Company and the Subsidiaries have timely filed all Tax Returns required to be filed by them, or extensions of time for such filings have been filed, other than Tax Returns where the failure to file would not have a Material Adverse

Effect, and, except as would not, individually or in the aggregate, have a Material Adverse Effect, such returns and reports are true, complete and correct. Except as would not have a Material Adverse Effect, the Company and the Subsidiaries have paid and discharged within the time and in the manner prescribed by the law all Taxes that are due and payable, other than such payments as are being contested in good faith by appropriate proceedings. The accruals and reserves for Taxes reflected in the Company's audited consolidated balance sheet for the fiscal year ended December 31, 1996 are in accordance with GAAP. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. Except as would not have a Material Adverse Effect, no adjustment relating to such returns has been proposed in writing by any Tax authority (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) and, to the knowledge of the Company and the Subsidiaries, no basis exists for any such adjustment, other than adjustments which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has received a written ruling from, or entered into a written and legally binding agreement with, a taxing authority relating to Taxes of the Company or any Subsidiary. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax. The statute of limitations for the assessment of any federal income Taxes has expired for all income Tax Returns of the Company, or such income Tax Returns of the Company and the Subsidiaries have been examined by the IRS for all periods. There are no Tax liens upon the assets of the Company or any Subsidiary except for Tax liens that would not, individually or in the aggregate, have a Material Adverse Effect. No audits or other administrative proceeding or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes which has not been disclosed on its Tax Returns. No consent under Section 341(f) of the Code has been filed with respect to the Company or any Subsidiary. Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has a permanent establishment or office or fixed place of business through which the business of the Company or any of its Subsidiaries is wholly or partly carried on outside the United States. Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

         (b) "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

         (c) "TAX RETURN" means any report, return, information statement, payee statement declaration or other information required to be provided to any federal, state, local or foreign government or taxing authority, or otherwise retained, with respect to Taxes.

         SECTION 3.15. ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings:
(i) "HAZARDOUS SUBSTANCES" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof;
(C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "ENVIRONMENTAL LAWS" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

         (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and the Subsidiaries have not violated and are not in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance at levels which exceed standards established by applicable Governmental Authorities; (iii) the Company and the Subsidiaries have no liability for any off-site contamination; and (iv) the Company and the Subsidiaries have no liability under any Environmental Law.

         SECTION 3.16. MATERIAL CONTRACTS. (a) Subsections (i) through (ix) of Section 3.16 of the Company Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 3.16(a) of the Company

Disclosure Schedule, together with all agreements relating to Intellectual Property set forth in Section 3.13(a) of the Company Disclosure Schedule, being the "MATERIAL CONTRACTS"):

         (i) each contract and agreement (excluding individual purchase and sales orders) which (A) is likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1997, (B) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of such contract, and which, in either case, cannot be cancelled by the Company or any Subsidiary upon 90 days' or less notice without penalty or further payment;

         (ii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party (true and complete copies of such contracts and agreements have been provided to Parent);

         (iii)all management contracts (excluding contracts for employment) and contracts with physicians or other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

         (iv) all contracts and agreements relating to indebtedness;

         (v) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party other than for purchases or sales of inventory to a Governmental Authority in the ordinary course of business consistent with past practice;

         (vi) all contracts and agreements that limit the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

         (vii)all contracts and agreements providing for benefits under any Plan;

        (viii)all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, such Subsidiary or their businesses; and

         (ix) all contracts for employment required to be listed in Section
    3.10 of the Company Disclosure Schedule.

         (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each contract referred to in paragraphs (i) through
(ix) above is a legal, valid and binding agreement, neither the Company nor any Subsidiary is in default under any Material Contract, and neither the Company nor any Subsidiary is in receipt of any claim of default under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts in effect as of the date hereof that are not included as exhibits to the SEC Reports filed prior to the date hereof.

         SECTION 3.17. EMPLOYEE CONFIDENTIALITY. All directors, officers, management employees and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company or a Subsidiary (or bound by applicable Law) to maintain in confidence all confidential or proprietary information acquired in the course of their employment and to assign to the Company all inventions made in connection with the scope of their employment during the tenure of their employment and for a reasonable time period thereafter.

         SECTION 3.18. INSURANCE. (a) Section 3.18(a) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year:

         (i) the name of the insurer and the names of the principal insured, each named insured and each additional insured;

        (ii) the policy number, the period of coverage, description and scope (including an indication of whether the coverage was on a claims-made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage;

       (iii) if coverage is written on a claims-made basis, the retro date and details concerning endorsements or terms which further restrict coverage (E.G., "laser beam" endorsements); and

        (iv) summary of loss amounts paid to date, reserves for open claims, and, if applicable, the remaining unexhausted coverage limits available to the insured under each policy; and

         (v) the premium charged for the policy, including, without limitation, a description of any premium financing, retroactive premium adjustments or other loss-sharing arrangements.

         (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

         (c) At no time has the Company or any Subsidiary (i) subsequent to January 1, 1992, been denied any insurance or indemnity bond coverage which it has requested or (ii) subsequent to January 1, 1992, made any material reduction in the scope or amount of its insurance coverage, or subsequent to January 1, 1992, received notice from any of its insurance carriers that any insurance coverage listed in Section 3.18(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

         SECTION 3.19.  FRAUD AND ABUSE.  Neither the Company nor any
Subsidiary have engaged knowingly and willfully in any activities which are prohibited under federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations or which otherwise constitutes fraud, including, without limitation, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) knowingly and willfully failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently;
(d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

         SECTION 3.20. AMENDMENT TO RIGHTS AGREEMENT. The Board has taken all necessary action to approve the amendment of the Rights Agreement so that (a) none of the execution or delivery of this Agreement, the making of the Offer, the acceptance for payment or payment for Shares by Purchaser pursuant to the Offer or the consummation of the Merger or any other Transaction will result in
(i) the occurrence of the "flip-in event" described under Section 11 of the Rights Agreement, (ii) the occurrence of the "flip-over event" described in
Section 13 of the Rights Agreement, or (iii) the Company Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Company Common Stock, and (b) the Company Rights will expire pursuant to the terms of the Rights Agreement at the Effective Time.

         SECTION 3.21. BROKERS. No broker, finder or investment banker (other than Piper Jaffray) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and Piper Jaffray pursuant to which such firm would be entitled to any payment relating to the Transactions.

         SECTION 3.22. NO IMPLIED REPRESENTATION. It is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, not express or implied, beyond those given in this Agreement, including but not limited to any implied warranty or representation as to condition, merchantability or suitability. It is understood that any estimates, projections or other predictions contained herein or referred to in the Company Disclosure Schedule or in any material that has been provided to Purchaser or Parent are not and shall not be deemed to be representations or warranties of the Company.

                                      ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser hereby jointly and severally represent and warrant to Company that:

         SECTION 4.01. CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

         SECTION 4.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser (including any action by the sole shareholder of Purchaser) are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate articles of merger as required by the Minnesota Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

         SECTION 4.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.   (a)  The
execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Articles of Incorporation or By-laws (or equivalent organizational documents) of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not prevent or delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the NASD, state takeover laws, the pre-merger notification requirements of the HSR Act and filing and recordation of appropriate articles of merger as required by the

Minnesota Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement.

         SECTION 4.04. OFFER DOCUMENTS; PROXY STATEMENT. Neither the Offer Documents nor any information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9 will, at the time the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or at the time of the Shareholders' Meeting or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.05. FINANCING. Parent and Purchaser have, or will have, available all of the funds necessary for the acquisition of all the outstanding Shares pursuant to the Offer and the Merger, as the case may be, and to perform their respective obligations under this Agreement.

         SECTION 4.06. INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

         SECTION 4.07. ABSENCE OF LITIGATION. There is no Action pending or, to the knowledge of the Parent and Purchaser, threatened against Parent or Purchaser, or any property or asset of Parent or Purchaser, before any court, arbitrator or Governmental Authority, which individually or in the aggregate, reasonably would be expected to delay consummation of the Transactions or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement. Neither Parent nor Purchaser nor any property or asset of Parent or Purchaser is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent and Purchaser, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or arbitrator which, individually or in the aggregate, would delay consummation of the Transactions or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

         SECTION 4.08. OWNERSHIP OF COMPANY CAPITAL STOCK. As of the date of this Agreement, neither Parent, Purchaser nor any of their affiliates is the beneficial owner of any shares of capital stock of the Company.

         SECTION 4.09. BROKERS. No broker, finder or investment banker (other than Credit Suisse First Boston Corporation ("CSFB")) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser. Parent agrees to pay all such fees and commissions of CSFB.

         SECTION 4.10. NO IMPLIED REPRESENTATION. It is the explicit intent of each party hereto that neither Parent nor Purchaser is making any representation or warranty whatsoever, express or implied, beyond those given in this Agreement, including but not limited to any implied warranty or representation as to condition, merchantability or suitability.

                                      ARTICLE V

                        CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. CONDUCT OF BUSINESS PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent or Purchaser shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action with respect to their businesses except in, the ordinary course of business; and each of the Company and the Subsidiaries shall use its reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries, and to preserve the current relationships of the Company and the Subsidiaries with physicians, customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do any of the following without the prior written consent of Parent or Purchaser:

         (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

         (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Options outstanding on the date hereof, 6,500 Shares to be issued pursuant to the 1996 Employee Stock Purchase Plan and any Shares required to be issued under the Rights Agreement) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of the business consistent with past practice;

         (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except that any Subsidiary may declare and pay a dividend to the Company;

         (d) reclassify, combine, split, subdivide or redeem any of its capital stock, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business; (iii) enter into any material contract or agreement other than in the ordinary course of business; (iv) authorize any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

         (f) increase the compensation payable or to become payable or the benefits provided to its officers or key employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer or other key employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent such endorsement or termination is required by law;

         (g) hire or retain any single employee or consultant at an annual rate of compensation in excess of $50,000, or employees or consultants with annual rates of compensation in excess of $250,000 in the aggregate;

         (h) take any action, other than in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

         (i) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

         (j)  commence or settle any Action;

         (k) amend, modify or consent to the termination of any Material Contract or amend, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, in a manner materially adverse to the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice;

         (l) enter into any contract or agreement that would have been a Material Contract if entered into prior to the date hereof, other than in the ordinary course of business; or

         (m) enter into any contract or agreement that contemplates the transfer by the Company of any interest in Owned Intellectual Property or Licensed Intellectual Property.


                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

         SECTION 6.01. SHAREHOLDERS' MEETING . (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Articles of Incorporation and By-laws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "SHAREHOLDERS' MEETING") and
(ii) unless the Board determines in good faith that an alternative action is necessary in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel, (A) include in the Proxy Statement the unanimous recommendation of the Board that the holders of the Shares approve and adopt this Agreement and the Merger and (B) use its reasonable efforts to obtain such approval and adoption of the holders of Shares. At the Shareholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

         (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 302A.621 of the Minnesota Law, as soon as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

         SECTION 6.02. PROXY STATEMENT. If required by applicable law, as promptly as reasonably practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of, and requests by, the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders' Meeting at the earliest practicable time.

         SECTION 6.03.  COMPANY BOARD REPRESENTATION; SECTION 14(f).
(a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer (provided that the Minimum Condition has been satisfied), and from time to time thereafter, Purchaser shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate up to such number of directors, rounded down to the next whole number (except where such rounding down would cause Purchaser to not be entitled to designate at least a majority of directors on the Board, in which case such number shall be rounded up), on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall, upon the written request of Purchaser, use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board,
(ii) the board of directors of each Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding anything stated herein, if Shares are purchased pursuant to the Offer, Parent and Purchaser shall use reasonable efforts to assure that until the Effective Time, the Board shall have at least one director who is a director on the date hereof and is not an employee of the Company.

         (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

         (c) Following the election of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Articles of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

         SECTION 6.04. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof to the Effective Time, upon reasonable notice, the Company shall, and shall cause the Subsidiary and the officers, directors, employees, auditors and agents of the Company and the Subsidiary to, afford the officers, employees and agents of Parent and Purchaser reasonable access during normal business hours and upon reasonable notice to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request. Parent and Purchaser shall make all reasonable efforts to minimize any disruption to the businesses of the Company and the Subsidiaries which may result from the requests for data and information hereunder.

         (b)  All information obtained by Parent or Purchaser pursuant to this
Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated September 25, 1997 (the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company.

         (c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         SECTION 6.05. NO SOLICITATION. (a) The Company shall, and shall direct and use all reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any "acquisition proposal" (as defined in this Section 6.05(a)). The Company shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, accountant, attorney or other advisor or representative of, the Company or the Subsidiary to, directly or indirectly, (i) solicit or initiate, or knowingly encourage the submission of, any acquisition proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; PROVIDED, HOWEVER, that, if and to the extent that, prior to the acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel, the Company may, in response to a bona fide unsolicited acquisition proposal, and subject to compliance with Section 6.05(c), (x) furnish information with respect to the Company and provide access to the person making such acquisition proposal pursuant to a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement and (y) participate in discussions and negotiations regarding such acquisition proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any bona fide proposal or offer from any person relating to any direct or indirect acquisition of over 20% of any class of equity securities of the Company or any Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any Subsidiary, or any merger, consolidation, business combination, sale of all or a substantial part of the assets other than in the ordinary course of business, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the Transactions.

         (b) Except as set forth in this Section 6.05, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal or (iii) enter into any agreement with respect to any acquisition proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is necessary in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel to enter into a definitive agreement with respect to a Superior Proposal, the Board may terminate this Agreement in accordance with
Section 8.01(d)(ii) and concurrently with, or immediately after, such termination cause the Company to enter into such agreement with respect to such

Superior Proposal and withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide unsolicited proposal made by a third party to acquire, directly or indirectly, more than 50% of the outstanding Shares or the shares of capital stock of any surviving corporation in a merger with the Company on a fully diluted basis or all or substantially all the assets of the Company and otherwise on terms which the Board determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's shareholders than the Offer and the Merger.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.05, the Company shall promptly advise Parent orally and in writing of any request for information or of any acquisition proposal and the material terms and conditions of such request or acquisition proposal but need not identify the person making such request or acquisition proposal.

         (d) Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel, PROVIDED, HOWEVER, neither the Company nor the Board nor any committee thereof shall, except as permitted by Section 6.05(b) or required pursuant to Rule 14e-2(a) promulgated under the Exchange Act, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or to approve or recommend, or propose publicly to approve or recommend, an acquisition proposal.

         (e) The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

         SECTION 6.06.  EMPLOYEE STOCK OPTIONS AND OTHER EMPLOYEE BENEFITS.
(a) The Company shall take all such actions as shall be necessary to cause all Company Options (including any related alternative rights) granted under the Company Stock Plans (including those granted to current or former employees, consultants and directors of the Company or any of its Subsidiaries) (the "EMPLOYEE STOCK OPTIONS") to become exercisable either prior to the purchase of the Shares pursuant to the Offer or immediately prior to the Effective Time, as permitted pursuant to the terms and conditions of the applicable Company Stock Plan. The Company shall take all such actions as shall be necessary to cause all Employee Stock Options that are outstanding immediately prior to the Effective Time (whether or not then presently exercisable or vested), to be cancelled. In exchange for the cancellation of each such

Employee Stock Option (whether or not presently exercisable or vested), the holder thereof shall be entitled to receive from the Company an amount in cash equal to the product of the difference between the Per Share Amount and the per share exercise price of such Employee Stock Option, and the number of shares of Company Common Stock covered by such Employee Stock Option. All payments in respect of such Employee Stock Options shall be made after the Effective Time and not later than five business days following such time, subject to the Company's collection of all applicable withholding taxes required by law to be collected by the Company. The Company Stock Plans shall be terminated as of the Effective Time and thereafter the only rights of participants therein shall be the right to receive the consideration set forth in the previous sentence.
Prior to the Effective Time, the Company shall take action as may be necessary to carry out the terms of this Section 6.06(a).

         (b) Section 6.06(b) of the Company Disclosure Schedule contains a list of each employee of the Company and the Subsidiary who has a written employment agreement that provides for the payment of severance or similar-type payments or benefits to such employee following such employee's termination of employment with the Company and Subsidiary (the "EMPLOYMENT CONTRACTS").

         (c) For the period through and including December 31, 1998, Parent shall, or shall cause the Surviving Corporation to, maintain employee benefit plans, programs and arrangements which are, in the aggregate, for the employees as a whole who were active full-time employees of the Company or any Subsidiary immediately prior to the Effective Time and continue to be active full-time employees of Purchaser, the Surviving Corporation, any Subsidiary or any other affiliate of Purchaser, no less favorable than those provided by the Company and the Subsidiary immediately prior to the Effective Time. From and after the Effective Time, for purposes of determining eligibility, vesting and entitlement to vacation and severance and other benefits for employees actively employed full-time by the Company or any Subsidiary immediately prior to the Effective Time under any compensation, severance, welfare, pension, benefit, savings or other plan of Purchaser or any of its affiliates in which active full-time employees of the Company and any Subsidiary become eligible to participate (whether pursuant to this Section 6.06(c) or otherwise), service with the Company or any Subsidiary (whether before or after the Effective Time) shall be credited as if such service had been rendered to Purchaser or such affiliate.

         SECTION 6.07. S&N OPTIONS. (a) All Company Options (including any related alternative rights) issued to S&N by the Company (the "S&N OPTIONS") shall vest, terminate, become exercisable and be cancelled in accordance with their terms and conditions. The Company shall take all such actions as shall be necessary to cause all S&N Options that are outstanding immediately prior to the Effective Time (whether or not then presently exercisable or vested) to be cancelled. In exchange for the cancellation of each S&N Option, the holder of the S&N Options (whether or not then presently exercisable or vested) shall be entitled to receive from the Company an amount in cash equal to the product of the difference between the Per Share Amount and the per share exercise price of such S&N Option, and the number of shares of Company Common Stock covered by such S&N Option. Prior to the Effective Time, the Company shall take action as may be necessary to carry out the terms of this Section 6.07(a).

         (b) The Company has provided Parent true and complete copies of the S&N Options. Section 6.07(b) of the Company Disclosure Schedule sets forth a true and complete list of the S&N Options, together with information as to each S&N Option with respect to date of grant, vesting date, and amount of Company Common Stock underlying such S&N Option.

         SECTION 6.08.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.
(a) The By-laws or Articles of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, expense advancement and exculpation than are set forth in Section 4.01 of the By-laws or in the Articles of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time (or, in the event any claim is asserted within such six year period, until final disposition of that claim) in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time or at any time prior thereto were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Minnesota Law. To the extent that the obligations under such provisions are not fully performed by the Surviving Corporation, Parent agrees to perform fully the obligations thereunder for the remaining period.

         (b) Parent or the Surviving Corporation shall use its best efforts to maintain in effect for a period of not less than six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less favorable to such directors and officers) with respect to matters occurring prior to the Effective Time. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.08(b) more than an amount per year equal to 150% of current annual premiums (the "CURRENT PREMIUMS") paid by the Company for such insurance (which premiums the Company represents and warrants to be $120,000 in the aggregate); and, PROVIDED, FURTHER, that if the Parent or the Surviving Corporation is not able to obtain the amount of insurance required by this Section 6.08(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium of 150% of the Current Premiums.

         SECTION 6.09. RIGHTS PLAN. The Company shall not redeem the Company Rights prior to the Effective Time unless this Agreement shall have been terminated pursuant to Article VIII or unless required to do so by order of a court of competent jurisdiction. The Board shall take, or cause to be taken, such action as is necessary to effect the amendments to the Rights Plan as approved by the Board and described in Section 3.20.

         SECTION 6.10. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, to the extent the Company has knowledge thereof, of any event the occurrence, or non-occurrence, of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect when made provided that no breach of this covenant shall be deemed to have occurred if the occurrence or non-occurrence did not result in a breach that had a Material Adverse Effect, and (ii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.11. FURTHER ACTION; REASONABLE EFFORTS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall
(i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and each Subsidiary as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

         (b) Each of the parties hereto agrees to cooperate and use its reasonable efforts vigorously to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "ORDER") that is in effect and that restricts, prevents or prohibits the consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

         (c) Each of the parties hereto agrees that the provisions of this Section shall not interfere with Board's exercise of its fiduciary duties to the Company and its shareholders as specified in Sections 1.02, 6.01, 6.05 and 8.01.

         SECTION 6.12. PUBLIC ANNOUNCEMENTS. Unless otherwise required by applicable law or stock exchange or NASD requirements applicable to any party hereto, neither Parent nor the Company shall issue any such press release or make any such public statement shall with respect to this Agreement or any Transaction without the consent of the other. In the event that Parent or the Company shall be required by applicable law or stock exchange or NASD requirements to make any such release or statement, it shall first consult the other.

         SECTION 6.13. CONFIDENTIALITY AGREEMENT. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.



                                     ARTICLE VII

                               CONDITIONS TO THE MERGER

         SECTION 7.01. CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the shareholders of the Company to the extent required by the Minnesota Law and the Articles of Incorporation of the Company;

         (b) HSR ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

         (c) NO ORDER. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or Merger; and

         (d) OFFER. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that the obligation of Parent and Purchaser to effect the Merger shall not be conditioned upon this Section 7.01(d) if the failure of Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or this Agreement.

                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the
Company:

         (a) By mutual written consent of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

         (b) By Parent, Purchaser or the Company if (i) the Shares shall not have been accepted for payment pursuant to the Offer on or before March 31, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Shares to have been accepted for payment on or before such date nor be available to Parent or Purchaser unless the failure to accept Shares for payment pursuant to the Offer resulted from the failure of any one of the conditions set forth in Annex A to have been satisfied; or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or, if a temporary order, shall not have been lifted within 20 days of being issued; or

         (c) By Parent if due to an occurrence or circumstance, other than as a result of a breach by Parent or Purchaser of their obligations hereunder, resulting in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have
    (i) failed to commence the Offer within 30 days following the date of this Agreement or (ii) terminated the Offer without having accepted any Shares for payment thereunder; or

         (d) By the Company, upon approval of the Board, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder or
    (ii) prior to the purchase of Shares pursuant to the Offer, if the Board determines in good faith, after giving effect to any concessions that may be offered by Parent, that it is necessary to do so in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon five days' prior written notice to Parent, setting forth in reasonable detail the final terms and conditions of the Superior Proposal (but the Company shall not be required to disclose the identity of the person making the Superior Proposal); PROVIDED, HOWEVER, that any termination of this Agreement pursuant to this Section 8.01(d)(ii) shall not be effective until the Company has made full payment of all amounts provided under Section 8.03.

         SECTION 8.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Sections 8.03 and 9.01 and (ii) nothing herein shall relieve any party from liability for any willful and material breach hereof.

         SECTION 8.03.  FEES AND EXPENSES.  (a)  In the event that

         (i) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 20% of the then outstanding Shares; and this Agreement shall have been terminated pursuant to Section 8.01; or

         (ii) any person shall have publicly made or communicated to the Company an acquisition proposal that is publicly disclosed and the Board shall have either (A) withdrawn, amended or modified its recommendation of the Offer in a manner adverse to Parent and Purchaser, (B) recommended such acquisition proposal or (C) taken any action with respect to the Rights Agreement to facilitate such acquisition proposal, and (x) the Offer shall have remained open for at least 20 business days, (y) the Minimum Condition shall not have been satisfied and (z) this Agreement shall have been terminated pursuant to Section 8.01; or

         (iii) this Agreement is terminated pursuant to Section 8.01(d)(ii); or

         (iv) the Company enters into an agreement with respect to an acquisition proposal or an acquisition proposal is consummated, in each case within 18 months after the termination of this Agreement pursuant to
    Section 8.01(b)(i), 8.01(c), or 8.01(d)(i), which termination resulted from a breach by the Company of its obligations hereunder, resulting in a failure to satisfy any condition set forth on Annex A hereto, and the Company shall not theretofore have been required to pay the Fee to Parent pursuant to Section 8.03(a)(i), 8.03(a)(ii) or 8.03(a)(iii);

then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $15,000,000 (the "FEE"), which amount shall be payable in immediately available funds, plus all Expenses (as hereinafter defined). In no event shall more than one Fee be payable under this Section 8.03(a).

         (b) The Company shall, at such time as a Fee is required to be paid, reimburse each of Parent, Purchaser and their respective stockholders and affiliates (not later than one business day after submission of statements therefor) for up to $5,000,000 of actual and documented out-of-pocket expenses (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to Parent, Purchaser and their respective shareholders and affiliates, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto (all of the foregoing being referred to herein collectively as the "EXPENSES").

         (c) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

         (d) In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the out-of-pocket costs and expenses actually incurred by Parent and Purchaser (including, without limitation, fees and out-of-pocket expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 2.00%.

         SECTION 8.04. AMENDMENT. Subject to Section 6.03 and applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                      ARTICLE IX

                                  GENERAL PROVISIONS

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles II and IX and Sections 6.06(a) and 6.08 shall survive the Effective Time indefinitely and those set forth in Sections 6.04(b), 8.03 and
9.01 shall survive termination indefinitely.

         SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) or overnight courier, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         if to Parent or Purchaser:

              Sulzer Medica Ltd
              CH - 8401
              Winterthur, Switzerland
              Telecopier:  41-52-262-0059
              Attention:  Andre P. Buchel

         and

              Sulzer Medica Orthopedics Acquisition Corp.
              c/o Sulzer Medica USA Inc.
              Angleton, Texas 77515
              Telecopier:  (409) 849-1940
              Attention:  Lawrence H. Panitz, Esq.

         with a copy to:

              Shearman & Sterling
              599 Lexington Avenue
              New York, New York  10022
              Telecopier:  (212) 848-7179
              Attention:  Peter D. Lyons, Esq.

         if to the Company:

              Spine-Tech, Inc.
              7375 Bush Lake Road
              Minneapolis, Minnesota 55439-2029
              Telecopier:  (612) 830-6388
              Attention:  David W. Stassen

         with a copy to:

              Faegre & Benson LLP
              2200 Norwest Center
              90 South Seventh Street
              Minneapolis, Minnesota  55402-3901
              Telecopier: (612) 336-3026

              Attention:  W. Smith Sharpe, Esq.


         SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

         (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

         (b) "BENEFICIAL OWNER" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

         (c) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York or the State of Minnesota;

         (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

         (e) "INTELLECTUAL PROPERTY" means (a) inventions, whether or not patentable, whether or not reduced to practice, or whether or not yet made the subject of a pending patent application or applications, (b) potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national and multinational statutory invention registrations, patents, patent registrations, inventor's certificates, renewals, substitutions and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent, certificate or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common-law rights, and registrations and applications for registration thereof (for purposes of this subpart (d), collectively, "MARKS"), including, but not limited to, all Marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (g) computer software specifically designed or custom created, including, without limitation, source code, operating systems and specifications, Company data, Company data bases, Company files, Company documentation and other materials related thereto, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, (j) copies and tangible embodiments of all of the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (l) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out;

         (f) "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the executive officers of the Company;

         (g) "LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property licensed, sublicensed or franchised to the Company or any Subsidiary from a third party and which the Company or such Subsidiary has a right to use in its business, is necessary to operate either such business, is used by the Company or any Subsidiary in connection with the development, manufacture or production of products or is otherwise used, held or intended to be used by either the Company or any Subsidiary in its business;

         (h) "OWNED INTELLECTUAL PROPERTY" means all Intellectual Property in and to which the Company or any Subsidiary holds, or has a right to hold, right, title and interest and which the Company or such Subsidiary has a right to use in its business, is necessary to operate either such business, is used by the Company or any Subsidiary in connection with the development, manufacture or production of products or is otherwise used, held or intended to be used by either the Company or any Subsidiary in its business;

         (i) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

         (j) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other person means an entity, a majority of the voting power which is controlled by such person, directly or indirectly, through one or more intermediaries.

         SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.05. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 6.04(b) and 6.13, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 9.06. PARTIES IN INTEREST. Except as set forth in Section 6.07, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 9.08. GOVERNING LAW. Except to the extent that the laws of Minnesota are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any U.S. federal court located in the Borough of Manhattan, The City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any U.S. federal court located in the Borough of Manhattan, The City of New York for the purpose of any Action arising out of or based upon this Agreement or the Transactions brought by any party hereto, and
(ii) waive, and agree not to assert by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

         SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.10. INTERPRETATION. As used in this Agreement, unless otherwise expressly defined herein, (i) the term "including" shall mean "including without limitation"; and (ii) all dollar amounts are expressed in United States funds.

         SECTION 9.11. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.12. COMPANY DISCLOSURE SCHEDULE. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       SULZER MEDICA LTD


                                       By
                                         -------------------------------------
                                         Name:
                                         Title:


                                       SULZER MEDICA ORTHOPEDICS
                                       ACQUISITION CORP.


                                       By
                                         -------------------------------------
                                         Name:
                                         Title:


                                       SPINE-TECH, INC.


                                       By
                                         -------------------------------------

                                         Name:
                                         Title:

                                                                     ANNEX A



                               CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied after the Offer has remained open for at least 20 business days, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or
(iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

         (a) there shall have been threatened or instituted by any Governmental Authority any action or proceeding before any court or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect;

         (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above, except that the Offer may not be terminated or amended solely because of a temporary order or injunction unless it is not lifted within 20 days after being issued;

         (c) there shall have occurred any changes, conditions, events or developments that have, individually or in the aggregate, a Material Adverse Effect;

         (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Switzerland or
    (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency of the United States or Switzerland on the extension of credit by banks or other lending institutions;

         (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of more than 20% of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any acquisition proposal or any other acquisition of Shares other than the Offer or the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

         (f) the representations or warranties of the Company in the Agreement shall not be true and correct, ignoring for this purpose any qualification as to materiality or Material Adverse Effect, as if such representations or warranties were made as of such time on or after the date of this Agreement, except where the failure to be so true and correct, individually and in the aggregate, would not have a Material Adverse Effect;

         (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

         (h) the Agreement shall have been terminated in accordance with its terms; or

         (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable good faith judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                      EXHIBIT I

                        ARTICLES OF INCORPORATION OF PURCHASER